Exhibit 10.9

AMENDED AND RESTATED MASTER REVOLVING NOTE

(Multi-Currency)

US$6,500,000.00	Toronto, Ontario

December 23, 2011

ON THE MATURITY DATE, FOR VALUE RECEIVED, the undersigned, MANITEX LIFTKING, ULC, a an Alberta corporation (“Borrower”), promises to pay to the order of COMERICA BANK, a Texas banking association and authorized foreign bank under the Bank Act (Canada) (“Bank”) at Bank’s office located at Suite 2210, South Tower, Royal Bank Plaza, 200 Bay Street, Toronto, Ontario, M5J 2J2, or to such other office(s) as Bank may designate in writing from time to time, in lawful currency of Canada, the principal sum of SIX MILLION FIVE HUNDRED THOUSAND AND 00/100 US DOLLARS (US$6,500,000.00), or the Equivalent Amount in Canadian Dollars, or so much of said sum as has been advanced and is then outstanding under this Note, together with interest thereon and fees as hereinafter set forth.

This Note is a note under which Advances, repayments and re-Advances may be made from time to time, subject to the terms and conditions of this Note; provided, however, in no event shall Bank be obligated to make any Advances or re-Advances hereunder (notwithstanding anything expressed or implied herein or elsewhere to the contrary, including, without limit, if Bank supplies Borrower with a borrowing formula) in the event that any Default, or any condition or event which, with the giving of notice or the running of time, or both, would constitute a Default, shall have occurred and be continuing or exist and Bank, at any time and from time to time, without notice, and in its sole and absolute discretion, may refuse to make any Advance or re-Advance to Borrower without incurring any liability due to this refusal and without affecting Borrower’s liability under this Note for any and all amounts advanced.

Advances hereunder are available in Canadian Dollars by way of Canadian Prime-based Advances or US Dollars by way of US Prime-based Advances, as elected by Borrower or as otherwise determined under and in accordance with the terms and conditions of this Note.

Accrued and unpaid interest on the unpaid balance of each outstanding Canadian Prime-based Advance and US Prime-based Advance, as applicable, hereunder shall be payable monthly, in arrears, on the first Business Day of each month, until maturity (whether stated herein, by acceleration or otherwise). Interest hereunder shall be computed on the basis of a year of 365 days for Canadian Prime-based Advances and US Prime-based Advances, and shall be assessed for the actual number of days elapsed, and in such computation, effect shall be given to any change in the Applicable Interest Rate as a result of any change in the Canadian Prime Rate or the US Prime Referenced Rate on the date of each such change.

From and after the occurrence and during the continuance or existence of any Default hereunder, and so long as any such Default remains unremedied or uncured thereafter, the Indebtedness (as defined below) outstanding under this Note shall bear interest at a per annum rate of three percent (3%) above the otherwise Applicable Interest Rate, which interest shall be payable upon demand. In addition to the foregoing, a late payment charge equal to five percent (5%) of each late payment hereunder may be charged on any payment not received by Bank within ten (10) calendar days after the payment due date therefor, but acceptance of payment of any such charge shall not constitute a waiver of any Default hereunder.

The amount and date of each Advance, its Applicable Interest Rate and the amount and date of any repayment shall be noted on Bank’s records, which records shall be conclusive evidence thereof, absent manifest error; provided, however, any failure by Bank to make any such notation, or any error in any such notation, shall not relieve Borrower of its obligations to repay Bank all amounts payable by Borrower to Bank under or pursuant to this Note, when due in accordance with the terms hereof.

Borrower may request an Advance hereunder upon the delivery to Bank of a Request for Advance executed by an authorized officer of Borrower, subject to the following:

(a)	no Default, and no condition or event which, with the giving of notice or the running of time, or both, would constitute a Default, shall have occurred and be continuing or exist under this Note;

(b)	each such Request for Advance shall set forth the information required on the Request for Advance form annexed hereto as Exhibit “A”;

(c)	each such Request for Advance shall be delivered to Bank by 11:00 a.m. (Toronto, Ontario time) on the proposed date of Advance in the case of Canadian Prime-based Advances and US Prime-based Advances;

(d)	an Advance outstanding in one currency cannot be converted to an Advance in another currency; and

(e)	a Request for Advance, once delivered to Bank, shall not be revocable by Borrower; provided, however, as aforesaid, Bank shall not be obligated to make any Advance under this Note.

Anything contained herein to the contrary notwithstanding, it is acknowledged that Borrower and Bank may enter into certain cash management arrangements pursuant to separate written arrangements by and between Borrower and Bank (such cash management arrangements sometimes hereinafter called the “Sweep to Loan Documents”) whereby Bank’s “sweep to loan” automated system shall be utilized for obtaining Prime Referenced Rate advances hereunder and making periodic repayments of such advances. Accordingly, so long as the Sweep to Loan Documents are in full force and effect, no Request for Advance shall be required for any advance hereunder. In the event that the Sweep to Loan Documents are either not entered into or are no longer in full force and effect, then the Request for Advance shall be used for any and all advances hereunder. Each time an advance is made using the sweep to loan automated system, the applicable Borrower shall be deemed to have represented and warranted to Bank that no Default has occurred and is in existence hereunder and no default or Event of Default has occurred under any of the Documents.

Borrower may prepay all or any part of the outstanding balance of any Canadian Prime-based Advance or US Prime-based Advance under this Note at any time. Any prepayment made in accordance with this paragraph shall be without premium or penalty.

In the event that any payment under this Note becomes due and payable on any day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day, and, to the extent applicable, interest shall continue to accrue and be payable thereon during such extension at the rates set forth in this Note.

All payments to be made by Borrower to Bank under or pursuant to this Note shall be in immediately available funds, without setoff or counterclaim, and in the event that any payments submitted hereunder are in funds not available until collected, said payments shall continue to bear interest until collected. Payments in respect of Advances in US Dollars shall be made in US Dollars and payments in respect of Advances in Canadian Dollars shall be made in Canadian Dollars. Borrower hereby authorizes Bank to charge any account(s) of Borrower with Bank for any and all sums due hereunder, when due in accordance with the terms hereof.

The obligation of Borrower to make payment of the principal of and interest on this Note and any other amounts payable hereunder in the currency specified for such payment hereunder shall not be discharged or satisfied by any tender, or any recovery pursuant to any judgment, which is expressed in or converted into any other currency, except to the extent that such tender or recovery shall result in the actual receipt by Bank of the full amount of the particular currency expressed to be payable herein. Bank shall, using all amounts obtained or received from Borrower pursuant to any such tender or recovery in payment of principal of and interest hereunder, promptly purchase the applicable currency at the most favourable spot exchange rate determined by Bank to be available to it at such time. The obligation of Borrower to make payments in a particular currency shall be enforceable as an alternative or additional cause of action solely for the purpose of recovering in the applicable currency the amount, if any, by which such actual receipt shall fall short of the full amount of the currency expressed to be payable herein.

All payments to be made by Borrower under this Note shall be made without set-off or counterclaim and without deduction for or on account of any present or future withholding or other taxes of any nature imposed by any governmental authority or of any political subdivision thereof or any federation or organization of which such governmental authority may at the time of payment be a member, unless Borrower is compelled by law to make payments subject to such tax. In such event, Borrower shall (i) pay to Bank, for the account of Bank, such additional amounts as may be necessary to ensure that Bank receives a net amount equal to the full amount which would have been receivable under this Note had payment not been made subject to such tax, and (ii) send to Bank such certificates or certified copies of receipts as Bank shall reasonable require as proof of the payment by Borrower of any such taxes payable by Borrower. As used herein, the term “tax”, “taxes” and “taxation” includes all existing taxes, levies, imposts, duties, charges, fees, deductions and withholdings and any restrictions or conditions resulting in a charge, together with interest thereon and fines and penalties with respect thereto, which may be imposed by reason of any violation or default with respect to the law regarding such tax, assessed as a result of or in connection with any Advances hereunder or the indebtedness of Borrower under this Note, or the payment or delivery of funds into or out of any jurisdiction other than Canada.

If at any time and for any reason, the sum of the aggregate Advances hereunder to Borrower outstanding exceeds (or taking into account any Request for Advance, would exceed) the lesser of (i) SIX MILLION FIVE HUNDRED THOUSAND AND 00/100 US DOLLARS (US$6,500,000.00), or the Equivalent Amount in Canadian Dollars, or (ii) the Advance Formula (as defined in the Advance Formula Agreement), Borrower shall, upon demand by Bank, until the necessary reductions of indebtedness under this paragraph have been fully made, repay the indebtedness outstanding hereunder and/or reduce any Requests for Advances submitted (or to be submitted) by Borrower in respect of such Advances, by the amount of such excess, to the full extent thereof. Any reduction of indebtedness required under this paragraph shall be accompanied by such other amounts as may be payable by Borrower to Bank under this Note as a result of such reductions.

If the adoption after the date hereof, or any change after the date hereof in, any applicable law, rule or regulation (whether domestic or foreign) of any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Bank with any request or directive (whether or not having the force of law) made by any such authority, central bank or comparable agency after the date hereof: (a) shall subject Bank to any tax, duty or other charge with respect to this Note or any Indebtedness hereunder, or shall change the basis of taxation of payments to Bank of the principal of or interest under this Note or any other amounts due under this Note in respect thereof (except for changes in the rate of tax on the overall net income of Bank imposed by the jurisdiction in which Bank’s principal executive office is located); or (b) shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by Bank, or shall impose on Bank or the foreign exchange and interbank markets any other condition affecting this Note or the Indebtedness outstanding hereunder; and the result of any of the foregoing is to increase the cost to Bank of maintaining any part of the Indebtedness hereunder or to reduce the amount of any sum received or receivable by Bank under this Note by an amount deemed by the Bank to be material, then the undersigned shall pay to Bank, within fifteen (15) days of the undersigned’s receipt of written notice from Bank demanding such compensation, such additional amount or amounts as will compensate Bank for such increased cost or reduction. A certificate of Bank, prepared in good faith and in reasonable detail by Bank and submitted by Bank to the undersigned, setting forth the basis for determining such additional amount or amounts necessary to compensate Bank shall be conclusive and binding for all purposes, absent manifest error.

In the event that any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not presently applicable to Bank, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by Bank with any guideline, request or directive of any such authority (whether or not having the force of law), including any risk-based capital guidelines, affects or would affect the amount of capital required or expected to be maintained by Bank (or any corporation controlling Bank), and Bank determines that the amount of such capital is increased by or based upon the existence of any obligations of Bank hereunder or the making or maintaining any Advances hereunder, and such increase has the effect of reducing the rate of return on Bank’s (or such controlling corporation’s) capital as a consequence of such obligations or the making or maintaining of such Advances hereunder to a level below that which Bank (or such controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy), then Borrower shall pay to Bank, within fifteen (15) days of Borrower’s receipt of written notice from Bank demanding such compensation, additional amounts as are sufficient to compensate Bank (or such controlling corporation) for any increase in the amount of capital and reduced rate of return which Bank reasonably determines to be allocable to the existence of any obligations of Bank hereunder or to the making or maintaining any Advances hereunder. A certificate of Bank as to the amount of such compensation, prepared in good faith and in reasonable detail by Bank and submitted by Bank to Borrower, shall be conclusive and binding for all purposes absent manifest error in computation.

This Note and any other indebtedness and liabilities of any kind of Borrower to Bank, and any and all modifications, renewals or extensions thereof, whether joint or several, contingent or absolute, direct or indirect, now existing or later arising, and however evidenced (collectively the “Indebtedness”), are secured by and Bank is granted a security interest in all items at any time deposited in any account of Borrower with Bank and by all proceeds of these items (cash or otherwise), all account balances of Borrower from time to time with Bank, by all property of Borrower from time to time in the possession of Bank, and by any other collateral, rights and properties described in each and every mortgage, security agreement, pledge, assignment and other security or collateral agreement which has been, or will at any time(s) later be, executed by Borrower, or others, to or for the benefit of Bank (collectively the “Collateral”).

If (a) Borrower or any guarantor under a guarantee of all or part of the Indebtedness (a “guarantor”) fail(s) to pay this Note, or any part thereof, or any of the Indebtedness when due, by maturity, acceleration or otherwise, or fail(s) to pay any Indebtedness owing on a demand basis upon demand; or (b) Borrower or any guarantor fail(s) to comply with any of the terms or provisions of any agreement between Borrower or any guarantor and Bank; or (c) Borrower or any guarantor become(s) the subject of a voluntary or involuntary proceeding in bankruptcy, or a reorganization, arrangement or creditor composition proceeding, which is not dismissed or stayed within 30 days (if a business entity) cease(s) doing business as a going concern, (if a natural person) die(s) or become(s) incompetent, (if a partnership) dissolve(s) or any general partner of it dies, becomes incompetent or becomes the subject of a bankruptcy proceeding, or (if a corporation or a limited liability company) is the subject of a dissolution, merger or consolidation; or (d) any warranty or representation made by Borrower or any guarantor in connection with this Note or any of the Indebtedness shall be discovered to be untrue or incomplete in any material respect; or (e) there is any termination, notice of termination, or breach of any guarantee, pledge, collateral assignment or subordination agreement relating to all or any part of the Indebtedness; or (f) there is any failure by Borrower or any guarantor to pay, when due, any of its indebtedness (other than to Bank), or in the observance or performance of any term, covenant or condition in any document evidencing, securing or relating to such indebtedness and such indebtedness has been accelerated; or (g) there is filed or issued a levy or writ of attachment or garnishment or other like judicial process upon Borrower or any guarantor or any of the Collateral for any amount in excess of C$500,000 including, without limit, any accounts of Borrower or any guarantor with Bank, then Bank, upon the occurrence and at any time during the continuance or existence of any of these conditions or events (each a “Default”), may at its option and without prior notice to Borrower, declare any or all of the Indebtedness to be immediately due and payable (notwithstanding any provisions contained in the evidence of it to the contrary), sell or liquidate all or any portion of the Collateral, set off against the Indebtedness any amounts owing by Bank to Borrower, charge interest at the default rate provided in the document evidencing the relevant Indebtedness, and exercise any one or more of the rights and remedies granted to Bank by any agreement with Borrower or which are granted to Bank under applicable law, or otherwise.

Borrower waives presentment, demand, protest, notice of dishonour, notice of demand or intent to demand, notice of acceleration or intent to accelerate, and all other notices, and agrees that no extension or indulgence to Borrower, or release, substitution or nonenforcement of any security, or release or substitution of any guarantor or any other party, whether with or without notice, shall affect the obligations of Borrower. Borrower agrees that Bank has the right to sell, assign, or grant participations, or any interest, in any or all of the Indebtedness, and that, in connection with such right, but without limiting its ability to make other disclosures to the full extent allowable, Bank may disclose all documents and information which Bank now or later has relating to Borrower and the Indebtedness. Borrower agrees that Bank may provide information relating to this Note or relating to Borrower to Bank’s parent, affiliates, subsidiaries and service providers.

Borrower agrees to reimburse Bank, or any other holder or owner of this Note, for any and all costs and expenses (including, without limit, court costs, legal expenses and reasonable attorneys’ fees, whether inside or outside counsel is used, whether or not suit is instituted, and, if suit is instituted, whether at the trial court level, appellate level, in a bankruptcy, probate or administrative proceeding or otherwise) incurred in the preparation, administration, collection or the attempting to collect this Note or the Indebtedness or incurred in any other matter or proceeding relating to this Note or the Indebtedness.

Borrower acknowledges and agrees that there are no contrary agreements, oral or written, establishing a term of this Note and agrees that the terms and conditions of this Note may not be amended, waived or modified except in a writing signed by a duly authorized officer of Bank expressly stating that the writing constitutes an amendment, waiver or modification of the terms of this Note. If any provision of this Note is unenforceable in whole or part for any reason, the remaining provisions shall continue to be effective. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE PROVINCE OF ONTARIO AND THE FEDERAL LAWS OF CANADA APPLICABLE THEREIN.

If this Note is signed by two or more parties, the obligations and undertakings under this Note shall be that of all and any two or more jointly and also of each severally. This Note shall bind Borrower and Borrower’s respective heirs, personal representatives, successors and assigns, and this Note shall enure to the benefit of Bank’s and Bank’s successors and assigns.

Payment of interest, as required hereunder, shall be deemed to be an acknowledgment by the Borrower of its continuing liability for the principal of and interest due under this Note.

For purposes of disclosure pursuant to the Interest Act (Canada), the annual rates of interest or fees to which the rates of interest or fees provided in this Note and any related documents are equivalent, are the rates so calculated multiplied by the actual number of days in the calendar year and divided by 365 (or 366 days in the case of leap years).

For the purposes of this Note, the following terms have the following meanings:

“Advance” means a borrowing requested by Borrower and made by Bank under this Note, including any refunding of an outstanding Advance as the same type of Advance or the conversion of any such outstanding Advance to another type of Advance, and shall include a Canadian Prime-based Advance and a US Prime-based Advance.

“Advance Formula Agreement” means that certain Advance Formula Agreement dated as of even date herewith between Borrower and Bank.

“Applicable Interest Rate” means the Canadian Prime Rate or the US Prime Rate, as selected by Borrower from time to time, or as otherwise determined in accordance with the terms and conditions of this Note.

“Applicable Margin” means (i) with respect to Advances bearing interest at the Canadian Prime Rate, one-half of one percent (0.50%) per annum; and (ii) with respect to Advances bearing interest at the US Prime Referenced Rate, zero percent (0.0%).

“Business Day” means any day other than a Saturday, Sunday or holiday on which Bank is open for all or substantially all of its domestic and international commercial banking business (including dealings in foreign exchange) in Toronto, Ontario, and, in respect of notices and determinations relating to the Daily Adjusting LIBOR Rate, also a day on which dealings in US Dollar deposits are also carried on in the London interbank market and on which banks are open for business in London, England and in Detroit, Michigan, USA.

“Canadian Dollars” and the sign “C$” means the lawful money of Canada.

“Canadian Prime-based Advance” means an Advance which bears interest at the Canadian Prime-based Rate.

“Canadian Prime-based Rate” means for any day, that rate of interest which is equal to the sum of the Canadian Prime Rate plus the Applicable Margin.

“Canadian Prime Rate” means the per annum interest rate announced from time to time by Bank as being a reference rate then in effect for determining interest rates on Canadian Dollar denominated commercial loans made by it in Canada, which rate is not necessarily the lowest rate on loans made by Bank at such time.

“Daily Adjusting LIBOR Rate” means, for any day, a per annum interest rate which is equal to the quotient of the following:

(a) for any day, the per annum rate of interest determined on the basis of the rate for deposits in United States Dollars for a period equal to one (1) month, appearing on Page BBAM of the Bloomberg Financial Markets Information Service as of 11:00 a.m. (Detroit, Michigan time) (or as soon thereafter as practical), on such day, or if such day is not a Business Day, on the immediately preceding Business Day. In the event that such rate does not appear on Page BBAM of the Bloomberg Financial Markets Information Service (or otherwise on such Service) on any day, the “Daily Adjusting LIBOR Rate” for such day shall be determined by reference to such other publicly available service for displaying eurodollar rates as may be agreed upon by Bank and Borrower, or, in the absence of such agreement, the “Daily Adjusting LIBOR Rate” for such day shall, instead, be determined based upon the average of the rates at which Bank is offered dollar deposits at or about 11:00 a.m. (Detroit, Michigan time) (or soon thereafter as practical), on such day, or if such day is not a Business Day, on the immediately preceding Business Day, in the interbank eurodollar market in an amount comparable to the principal amount of the US Dollar Advance which is to bear interest at such Daily Adjusting LIBOR Rate and for a period of one (1) month;

divided by

(b) a percentage (expressed as a decimal) equal to 1.00 minus the maximum rate on such day at which Bank is required to maintain reserves on “Euro-currency Liabilities” as defined in and pursuant to Regulation D of the Board of Governors of the Federal Reserve System or, if such regulation or definition is modified, and as long as Bank is required to maintain reserves against a category of liabilities which includes eurodollar deposits or includes a category of assets which includes eurodollar loans, the rate at which such reserves are required to be maintained on such category.

“Equivalent Amount” means, on any date of determination, with respect to obligations or valuations denominated in one currency (the “first currency”), the amount of another currency (the “second currency”) which would result from the conversion of the relevant amount of the first currency into the second currency at the 12:00 noon rate quoted on the Reuters Monitor Screen (Page BOFC or such other Page as may replace such Page for the purpose of displacing such exchange rates) on such date or, if such date is not a Business Day, on the Business Day immediately preceding such date of determination, or at such other rate as may have been agreed in writing between Borrowers and Bank.

“Maturity Date” means April 1, 2015.

“Reuters Screen CDOR Page” means the display designated as page CDOR on the Reuters Monitor Money Service or such other page as may replace that page on that service for the purpose of displaying bid quotations for bankers’ acceptances of Schedule I banks.

“Request for Advance” means a Request for Advance issued by Borrower under this Note in the form annexed to this Note as Exhibit “A”.

“US Dollars” and the sign “US$” means the lawful money of the United States of America.

“US Prime-based Advance” shall mean an Advance which bears interest at the US Prime-based Rate.

“US Prime-based Rate” means for any day, that rate of interest which is equal to the sum of the US Prime Referenced Rate plus the Applicable Margin.

“US Prime Rate” means the annual rate of interest announced from time to time by Bank as being its reference rate then in effect for determining rates on US Dollar denominated commercial loans made by it in Canada, which rate is not necessarily the lowest rate on loans made by Bank at such time.

“US Prime Referenced Rate” means, for any day, a per annum interest rate which is equal to the US Prime Rate in effect on such day, but in no event and at no time shall the US Prime Referenced Rate be less than the sum of the Daily Adjusting LIBOR Rate for such day plus two and one-half percent (2.50%) per annum. If, at any time, Bank determines that it is unable to determine or ascertain the Daily Adjusting LIBOR Rate for any day, the US Prime Referenced Rate for each such day shall be the US Prime Rate in effect at such time, but not less than two and one-half percent (2.50%) per annum.

No delay or failure of Bank in exercising any right, power or privilege hereunder shall affect such right, power or privilege, nor shall any single or partial exercise thereof preclude any further exercise thereof, or the exercise of any other power, right or privilege. The rights of Bank under this Agreement are cumulative and not exclusive of any right or remedies which Bank would otherwise have, whether by other instruments or by law.

BORROWER AND BANK ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY MAY BE WAIVED. EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THEIR MUTUAL BENEFIT, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO, THIS NOTE OR THE INDEBTEDNESS HEREUNDER.

This Note is an amendment, consolidation and restatement of that certain Master Revolving Note dated December         , 2006 in the original principal amount of C$3,500,000, made by the undersigned in favor of Bank, as amended from time to time (as amended, the “Previous Canadian Note”), and that certain Master Revolving Note dated June 29, 2011 in the original principal amount of US$6,500,000, made by the undersigned in favor of Bank, as amended from time to time (as amended, the “Previous US Note” and together with the Previous Canadian Note, the “Previous Notes”), and the execution, delivery and performance of this Note is not and shall not be deemed to extinguish the indebtedness evidenced by the Previous Notes.

[End of Document – Signature Page Follows]

Borrower acknowledges that this Note is issued, delivered and accepted in Toronto, Ontario and any approval or extension of credit pursuant to this Note is extended by Bank from its office in Toronto, Ontario.

MANITEX LIFTKING, ULC

By:	/s/ David H. Gransee
Its:	VP & CFO

EXHIBIT “A”

REQUEST FOR ADVANCE

TO:	COMERICA BANK (the “Bank”)

The undersigned, MANITEX LIFTKING, ULC (“Borrower”), hereby requests the Bank to make a(an)                          Advance under the Amended and Restated Master Revolving Note dated as of November             , 2011, in the principal amount of                                          DOLLARS (                ) made by Borrower to Bank (the “Note”), pursuant to the following terms:

Amount:	C$	(If a Canadian Prime-based Advance)

	US$	(If a US Prime-based Advance)

Advance Date:	, 20 .

The undersigned represents, warrants and certifies that no Default, or any condition or event which, with the giving of notice or the running of time, or both, would constitute a Default, has occurred and is continuing under the Note, and none will exist upon the making of the Advance requested hereunder. The undersigned further certifies that upon advancing the sum requested hereunder, the aggregate principal amount outstanding under the Note will not exceed the lesser of (i) the face amount of the Note, or (ii) the Advance Formula (as defined in the Advance Formula Agreement dated as of November     , 2011 between Borrower and Bank). If the amount advanced to the undersigned under the Note shall at any time exceed the lesser of (i) the face amount of the Note, or (ii) the Advance Formula, the undersigned will immediately pay such excess amount, without any necessity of notice or demand.

The undersigned hereby authorizes Bank to disburse the proceeds of the Advance being requested by this Request for Advance by crediting the account of the undersigned with Bank separately designated by the undersigned or as the undersigned may otherwise direct.

Capitalized terms used but not otherwise defined herein shall have the respective meanings given to them in the Note.

Dated this          day of                                 ,         .

MANITEX LIFTKING, ULC

By:

Its: